Exhibit 99.1
Excerpt from Earnings Call Transcript: August 5, 2015
Joseph C. Papa
"Thank you, Judy. Before we open it up to Q&A, I want to just provided a few thoughts. First, I want to repeat the exciting news that we received three ANDA approvals within the last week. That is great news, and to my recollection, is a record for Perrigo. And importantly, it gives us increased confidence in our ability to execute on the base plus, plus, plus strategy. Second, our manufacturing and supply chain teams have done a great job finding operational efficiencies with our continuous improvement program, and you're really seeing it in the bottom line results of our company.
Third, I want to take a moment to speak about the unsolicited offer by Mylan to offer 2.3 shares plus $75 in cash per share of Perrigo, which I know is on a lot of the shareholders' minds. As we've seen saying since April, we strongly believe that Mylan's offer substantially undervalues Perrigo, is not in the best interest of Perrigo shareholders and they both remain true today. We do not believe this is in the best interest of Perrigo shareholders.
Our Board's rejections of Mylan's offer was unanimous and specific that it had nothing to do with Teva. It's always been the strength of our standalone Perrigo business. You've seen this reflected time and time again as we return value to our shareholders by executing on our base plus, plus, plus strategy. Our acquisition strategy continues to provide a multiplier effect to our already-strong organic growth as we've shown with our acquisitions of leading European brands over the past few months. The market movements following Teva's announcement last week only reinforce our conviction about the Mylan offer.
Also, Perrigo has a strong history of responsible corporate governance policies. We believe deeply in our responsibility to shareholders. For example, in 2014 Perrigo received the best compliance and ethics program for a large-cap company and our General Counsel Todd Kingma won the governance professional of the year. Great achievements for Todd and the entire Perrigo Company.
But there is a lot of noise in the market, and I want to try to distill it down into really three comments on the unsolicited Mylan offer to acquire Perrigo. Specifically, combining with Mylan, number one, would dilute the strength of our durable consumer business. It would risk the value that we continue to create for shareholders. Number two, we believe it would result in a significant PE multiple contraction as we take Perrigo's durable business and combine it with the Mylan business. Number three, I make no statement about the timing of EpiPen generic.
However, clearly, it would expose Perrigo if we merged the two companies together to a product concentration risk of EpiPen. I'll let you all decide when and if the generic will show up of EpiPen. I make no predictions on how Mylan shareholders will vote on August 28, but I also want to remind everyone, including the Mylan shareholders, that if they proceed with a tender offer for Perrigo, this will not be the easy path to completion that some are painting to be. The bar for success in the tender offer process is a very high 80% of all outstanding Perrigo shares. We've been on the road talking to our shareholders, and we are pleased to hear your confidence in Perrigo's management team and our standalone strategy. Each of you will need to make your own decision, but based on the current offer, if we ever get to a tender share process, I intend to vote no to the Mylan unsolicited offer to acquire Perrigo.
In closing, we continue to believe that Mylan's offer substantially undervalues our business. We're confident that by executing on our base plus, plus, plus strategy we can deliver far superior growth to what is represented by the Mylan offer."
Forward Looking Statements
Note: Certain statements contained herein are “forward-looking statements." These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about the Company’s expectations, beliefs, plans, objectives, assumptions, future events or future performance contained herein, including certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s quarterly reports on Form 10-K and Form 10-Q are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology.
Please see the Company's documents filed with the Securities and Exchange Commission, including the Company's annual reports filed on Form 10-K, quarterly reports on Form 10-Q, and any amendments thereto for a discussion of certain important risk factors that relate to forward-looking statements contained herein. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, including but not limited to, the successful integration of the Omega Pharma Invest NV business and future actions that may be taken by Mylan N.V. in furtherance of its unsolicited proposal to acquire control of the Company. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Any forward-looking statements are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It:
The exchange offer for the outstanding shares of Perrigo described herein has not yet commenced. If and when an exchange offer by Mylan is commenced, Perrigo intends to file a solicitation/recommendation statement with respect to such exchange offer with the Securities and Ex-change Commission (“SEC”). Security holders are urged to read the solicitation/recommendation statement and other relevant materials if and when they become available because they will contain important information. The solicitation/recommendation statement and other SEC filings made by Perrigo may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of the Perrigo website at perrigo.investorroom.com.